CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release ("Agreement") is being entered into on the date listed on the signature page hereof by and between John J. Gormally ("Executive") and Akers Biosciences, Inc. ("Akers" or the "Company") referred to jointly as the "Parties" or individually as a "Party."

WHEREAS, Executive has been employed by Akers as Chief Executive Officer pursuant to an employment agreement dated November 16, 2015 (the "Employment Agreement"); and

WHEREAS, Executive has served as a member of Akers's Board of Directors; and

WHEREAS, the Parties desire to set forth their understandings and mutual agreements with respect to Executive's separation from Akers, Executive's benefits and obligations following his separation, and all other matters between them;

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Separation

(a) Separation Date/Effective Date. This Agreement will become effective on the eighth day after Executive returns a signed copy of both the Agreement and Exhibit "A" of this Agreement to the Company without revoking it ("Effective Date"). Executive hereby resigns his employment with Akers effective upon the date he signs this Agreement ("Separation Date").

(b) Consideration Period/Revocation Period. Executive acknowledges that he has been given no less than twenty-one (21) days, to consider, sign and return this Agreement. In order to revoke this Agreement, Executive must state his desire to revoke in writing and e-mail said writing to employer's attorney, Jonathan Deblinger, Esq., at jdeblinger@egsllp.com on or before the seventh day after execution; additionally, a confirmation of said revocation must be mailed, post-marked on or before the seventh (7th) day after execution to Jonathan Deblinger, Esq., Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. Executive agrees that no changes to the Agreement, including material changes, shall restart or extend the 21-day consideration period.

(c) Resignation from Board and All Offices. Executive agrees that he will resign from the board of directors of Akers, from the board of any affiliate of Akers, and from any and all other offices with Akers or any affiliate of Akers, as of the Separation Date, by providing the signed resignation letter attached as **Exhibit "A"**, when he delivers the signed Agreement to the Company. Executive's resignation set forth in Exhibit "A" is a material term and pre-condition to this Agreement going into effect. The Parties acknowledge that the Executive resigns from his office in good standing and the Executive acknowledges that his resignation is not the result of a disagreement with the board with regard to company policy. The Company will issue a press

release acceptable to the Executive stating that he departed the Company in good standing for health reasons and the Company wishes him well.

(d) Separation Payment. Provided Executive signs and returns this Agreement and the signed Exhibit "A" by October 24, 2018, Akers shall pay Executive a separation payment in the gross amount of $100,000 (One Hundred Thousand Dollars), which includes any and all wages, bonuses or incentives, to which Executive may be entitled (the "Separation Payment") ten (10) business days after Executive returns this signed Agreement and signed Exhibit "A."

(e) Unrestricted Stock Grants. The Parties acknowledge that, in June 2016, the Company attempted to grant Executive 27,500 (Twenty-Seven Thousand Five Hundred) restricted shares of Company stock under the Akers Biosciences, Inc. 2013 Equity Incentive Plan (the "2013 Shares"). The Parties agree that, ten (10) business days after the Effective Date, the Company and Executive shall cancel the 2014 Shares and the Company shall grant to Executive 27,500 unrestricted shares pursuant to Section "8" of the Akers Biosciences Inc. 2017 Incentive Equity Plan and deem them fully vested on the grant date.

(f) Taxes/Withholdings. Executive shall be responsible for all taxes on any payments or other consideration provided under this Agreement, except the employer's share of FICA taxes. All payments and stock grants under this Agreement will be subject to withholdings applicable to wages. For the avoidance of doubt, to the extent required by applicable law, the restricted stock granted to Executive shall be taxed in the same manner as wages and, to the extent required by law, the Company may withhold from the share grant a sufficient number of shares that in its discretion it determines are necessary to satisfy withholding obligations as if the shares were cash wages. The Company shall issue Executive a Form W-2 at the appropriate time with respect to the separation payment, and any other payments or consideration provided under this Agreement, and, to the extent required by law, the restricted stock unit grant.

(g) No other wages or consideration. Executive acknowledges and warrants that, after he receives his final paycheck, his pay for his accrued and unused vacation and his unrestricted shares he will have received all compensation to which he is entitled, including wages, salaries, commissions, bonuses, vacation pay or leave payments, stock or option grants, and any and all remuneration he is due as an executive and director of the Company. Executive acknowledges and warrants that he has received all leave (paid or unpaid) that he is due. Executive acknowledges and warrants that, aside from the consideration provided for in this Agreement, he is not entitled to any other compensation of any kind from the Company, aside from vested fringe benefits.

Section 2. Complete General Release of Claims

(a) Executive's General Release. In consideration of good and valuable consideration to which Executive would not otherwise be entitled, Executive unconditionally and irrevocably discharges, releases, and remises the Released Parties (as defined below), jointly and severally, of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys' fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, bonuses, compensation, promises, damages, judgments, rights, demands, or otherwise ("Claims"),

known or unknown, in law or equity, accrued or un-accrued, contingent or non-contingent, arising at any time up to and including the date Executive executes this Agreement, whether or not capable of proof as of the date Executive executes this Agreement, whether common law or statutory, whether or not now recognized, that Executive or anyone claiming by, though, or under him (including without limitation his heirs, executors, personal representatives, administrators, assigns, and spouse(s)) in any way might have, or could have, against any of the Released Parties.

(b) Released Claims. The Claims enumerated above ("Released Claims") shall include, without limitation, and only by way of example: all Claims arising from or relating to Executive's relationship as an employee, shareholder, member of the board of directors, or otherwise, with any of the Released Parties, or the termination thereof; all Claims for discrimination based on age, sex, gender, race, color, disability status, familial status, national origin, religion, or any other protected characteristic, including (without limitation) Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. § 621, *et seq.*, the Rehabilitation Act; all Claims under the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Equal Pay Act, the Fair Credit Reporting Act, the New Jersey Law Against Discrimination, the New Jersey Family Medical Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers' Compensation Act, the New Jersey Equal Pay Act, the New Jersey Civil Union Act, the New Jersey Smoking Law , and all other federal, state, and local statutes, rules, regulations, or ordinances; and all common law Claims, including (without limitation) Claims for breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, wrongful discharge, punitive damages, and any other common law Claims under the laws of any jurisdiction. It is the intention of the Parties that the language relating to the description of Claims in this Section shall be given the broadest possible interpretation permitted by law. The Parties exclude from this Release: (i) any claims or rights which cannot be waived by law, including but not limited to any claims for accrued but unpaid wages (including payment for Executive's earned salary); and (ii) rights to continue or purchase, at his own cost, continuation health benefits coverage under the Company's group healthcare plans, to the extent otherwise eligible and for the period provided by law, pursuant to COBRA; and (iii) any claim for indemnification and advancement under statute, corporate charter or by-laws or any plan of insurance, *provided, however*, that Executive agrees that, unless in the reasonable good faith opinion of the Executive a conflict of interest preventing Executive and his co-defendants from being represented by common counsel arises, he shall be represented by the same counsel as the Company and other executives or directors in any lawsuits to which he and the Company are both defendants, through trial and any appeals, and that if, necessary Executive may retain separate counsel at maximum billing rate of $450 per hour, or the rate charged by counsel for co-defendants, whichever is higher.

(c) Released Parties. As used herein, "Released Parties" means: (i) Akers; (ii) the past, present, and future parents, subsidiaries, and affiliates of Akers; (iii) each of the foregoing entities'/persons' successors and assigns; (iv) each of the foregoing entities'/persons' owners, shareholders, officers, directors, partners, members, managers, employees, attorneys,

agents, insurers, representatives, and benefit plans (including such plan's fiduciaries, administrators, insurers, trustees, and the like); and (vi) all persons/entities claimed to be jointly or severally liable with any of the foregoing entities/persons or through/by which any such entities/persons have acted with respect to Executive.

(d) Company's Release: Except as provided for herein, the Company hereby fully and forever releases and discharges Executive, his heirs and assigns from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against Executive, his heirs and assigns with respect to, any matter arising out of or relating to Employee's employment, or the ending thereof, or any acts of Executive, including, without limitation, any claims and causes of action against Executive which relate to conduct occurring before and up to the date of this Agreement. The foregoing release of Executive shall not apply to any claims, known or unknown, which: (A) the Company cannot waive by operation of law; (B) arising out of Executive's capacity as an officer or employee of the Company for fraud, criminal acts, intentional misconduct or actively concealed grossly negligent acts, or (C) claims relating specifically to Executive's actions or omissions as a director of the Company.

Section 3. Covenant Not to Sue

Executive agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 2 of this Agreement. If Executive does so, and the action is found to be barred in whole or in part by this Agreement, a court or arbitrator of competent jurisdiction may award attorneys' fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by Section 2 of this Agreement in a final order. Executive further agrees that nothing in this Section 3 or this Agreement shall preclude or prevent Executive from filing a charge with the U.S. Equal Employment Opportunity Commission or other government agency. Executive agrees that he will not seek or accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any Claims released in this Agreement, provided that this Agreement does not limit Executive's right to receive an award for information provided to any government agency. Executive warrants and represents that he has not filed any Claim released in this Agreement.

The Company agrees and covenants not to file, initiate, or join any lawsuit in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 2 of this Agreement. If the Company does so, and the action is found to be barred in whole or in part by this Agreement, a court or arbitrator of competent jurisdiction may award attorneys' fees and costs, or the proportions thereof, incurred by the Executive in defending against those Claims that are found to be barred by Section 2 of this Agreement in a final order.

Section 4. Acknowledgments

Executive acknowledges that he is entering into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, that he has adequate time to review and understand this agreement and to consult with counsel, and that this

Agreement shall not be deemed void or voidable by his claims of duress, deception, mistake of fact, or otherwise. Nor shall the principle of construction that all ambiguities are to be construed against the drafter be employed in the interpretation of this Agreement. Rather, it is agreed that this Agreement should not be construed for or against any Party.

Section 5. Continuing Obligations

(a) Protection of Confidential Information. Executive acknowledges and agrees that he was provided with Confidential Information (as defined below) during his employment with Akers. Executive agrees that he will not, directly or indirectly, at any time, use (whether on Executive's own behalf or on behalf of any other person or entity) or disclose (to any person or entity) any Confidential Information, except as may be required by law. "**Confidential Information**" means all confidential, proprietary, and non-public information (whether in written, electronic, or other form) of Akers, its affiliates, or third parties with whom Akers or its affiliates do business (including without limitation investors, sources of investment capital, and suppliers of Akers and/or its affiliates), including without limitation trade secrets; investment performance and track record information (including without limitation in connection with the provision of services by Executive); books and records used to calculate and present investment performance and track record information; business information; information regarding the assets and affairs of Akers or its affiliates; financial information; operating methods or strategies; portfolio holdings and performance; marketing plans or strategies; competitive know-how; processes; forecasts; client lists or other client-related information of any kind; and any other information of a similar nature not already in the public domain. Confidential Information also includes any information that becomes publicly available as a direct or indirect result of Executive's breach of this Agreement or other obligation to Akers or its affiliates. Executive will take all reasonable and necessary precautions to prevent disclosure of Confidential Information to unauthorized persons or entities. In the event Executive is required by law to disclose Confidential Information, Executive will (unless prohibited by law) (i) immediately (and prior to such disclosure) notify Akers and cooperate with Akers in any efforts by Akers to oppose such disclosure, and (ii) disclose only that portion of the Confidential Information that is legally required to be disclosed and exercise best efforts to ensure that such Confidential Information will be afforded confidential treatment.

(b) Return of Property. No later than the Effective Date, or any earlier date requested by Akers, Executive will return to Akers all property of Akers and its affiliates (including without limitation Akers) including confidential documents, data, and equipment (and any copies thereof) of any nature and in whatever medium.

(c) Non-Disparagement.

i. Executive agrees that neither he nor any person acting on his behalf shall disparage or cause to be disparaged, whether directly or indirectly, any of the Released Parties (as

previously defined), or any of their products, services, or businesses, in any forum or through any medium of communication.

ii. The members of the Company's executive management and board of directors shall not disparage Executive or cause Executive to be disparaged, whether directly or indirectly, in any forum or through any medium of communication.

(e) Permitted Disclosures. Nothing in this Section 5 (including without limitation Sections 5(a) and 5(d)) or this Agreement shall prohibit Executive, or any person or entity from (i) reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of federal law or regulation, or (ii) supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process. In addition, notwithstanding anything in this Section 5 or this Agreement, in accordance with the Defend Trade Secrets Act of 2016, (i) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if Executive files a lawsuit for retaliation by Akers for reporting a suspected violation of law, Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, if he files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(f) Covenant not to Compete. Executive agrees that for a period of six (6) months to run consecutively, beginning on the Separation Date, Executive shall not contribute Executive's knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to any business located within 50 miles of Akers' headquarters, that is competitive with the business of Akers ("Competitive Activity"). Executive further agrees that Competitive Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information of Akers's.

(g) Non-Solicitation of Employees. The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, for a period of six (6) months to run consecutively, beginning on the Separation Date.

(h) Non-Solicitation of Customers. The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of the Executive's experience with and relationship to the Company the Executive has had access to and learned about much or all of the Company's customer information. Customer

Information includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the business of the Company. Executive agrees and covenants not to directly or indirectly solicit, any customers of the Company for a period of six (6) months to run consecutively, beginning on the Separation Date.

(i) Acknowledgements. Executive acknowledges and agrees that during his employment with Akers, Executive performed services for Akers and, in connection with such services, had access to and used Akers's confidential business information and developed relationships with Akers's existing and prospective customers and investors. Executive acknowledges and agrees that the restrictions set forth in this Section 5 are critical and necessary to protect Akers's legitimate business interests (including the protection of its Confidential Information and goodwill); are no broader than necessary with respect to duration, scope, and otherwise to protect these interests; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Executive also acknowledges and agrees that, in the event that he breaches any of the provisions in this Section 5, Akers shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it/they may be entitled, as well as the costs and reasonable legal fees it/they incur in enforcing its/their rights under this Section 5. Executive further acknowledges that any claim he may have against Akers or its affiliates, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in this Section 5. Executive further agrees that Akers's affiliates are a beneficiary of the restrictions set forth in this Section 5 and may enforce the obligations in this Section 5. The restrictions set forth in this Section 5 are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, non-disparagement, or other restrictive covenants by which Executive may be bound in favor of Akers or its affiliates.

(j) Modifications By Court. If any covenants set forth in this Section 5 are deemed invalid or unenforceable for any reason, it is the Parties' intention that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects. Without limiting the generality of the foregoing, in the event that the time periods and/or activity restrictions referenced above are deemed unreasonable, overbroad, or otherwise invalid, it is the Parties' intention that the enforcing court reduce or modify the time periods and/or activity restrictions only to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

Section 6. Intellectual Property

(a) Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that were created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his/her employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or

where prepared or whose equipment or other resources is used in preparing the same), and agrees to assign and hereby assigns all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to United States and foreign (a) patents, patent applications, patent disclosures and inventions (whether patentable or not, including but not limited to provisionals, non-provisionals, continuations, divisionals, reissues, reexaminations, extensions, and substitutions of said applications or such letters patent, and any right, title and interest in provisional applications to which said applications claim priority), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, "Intellectual Property Rights"), are, and shall be, the sole and exclusive property of the Company.

i) For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(b) Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(c) Further Assurances; Power of Attorney. Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without

limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein under this Paragraph 6(c), to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity. Executive further agrees for himself and his executors and administrators to execute upon request any other lawful documents and likewise to perform any other lawful acts which may be deemed necessary to secure fully the aforesaid Intellectual Property Rights to Akers, its successors, assigns, and legal representatives, but at its or their expense and charges, including the execution of non-provisional, substitution, continuation, divisional, reissue, reexamination, or corresponding foreign or international patent applications.

(d) No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him/her by the Company.

Section 7. Cooperation.

The parties agree that certain matters in which the Executive has been involved during the Executive's employment may need the Executive's cooperation with the Company in the future. Accordingly, for a period of three (3) years after the Separation Date, to the extent mutually agreed by the Executive and by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company by answering inquiries about his actions during the period of his employment; provided that the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. Beginning thirty (30) days after the Separation Date, the Company shall pay the Executive for his time at the rate of $150 an hour and reimburse him for reasonable expenses incurred in connection with this cooperation.

Section 8 No Admission of Wrongdoing

Nothing in this Agreement constitutes or should be construed to constitute an admission or evidence of any liability or fault or wrongdoing on the part of any Party.

Section 9. Governing Law; Consent to Jurisdiction

(a) Governing Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the internal laws of the State of New Jersey, without regard to its principles of conflicts of law.

(b) Consent to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court covering Bergen County, New Jersey in any action or proceeding arising out of or relating to this Agreement and agrees that such claims may be heard and determined in any such court. Each Party also agrees not to bring any such action or proceeding in any other court. Each of the Parties waives any defense of inconvenient forum or lack of personal jurisdiction to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

Section 10. Assignment

This Agreement shall inure to the benefit of, and be binding upon, the Parties' heirs, executors, assigns, successors, and legal representatives. Akers, but not Executive, shall have the right to assign this Agreement (in whole or in part) or its/their rights or obligations under this Agreement.

Section 11. Severability

If any provision of this Agreement is adjudged to be invalid for whatever reason (other than the general release in Section 2), such invalidity shall not affect any other clause of this Agreement, and such clauses shall remain in full force and effect.

Section 12. Entire Agreement; Prior Agreements; Amendment

This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written, regarding the subject matter hereof, provided that, for the avoidance of doubt, the Parties agree that any written agreements providing for protection of confidential information or intellectual property, and non-disparagement that Executive may have signed or by which he may be bound in favor of Akers or its affiliates, and providing for indemnification and advancement of the Executive by the Company remain in effect. This Agreement may not be changed, altered, waived, or otherwise amended except by mutual agreement in writing signed by the Parties.

Section 12. Counterparts; Headings

This Agreement may be executed in any number of counterparts (whether facsimile or original), each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument. The headings and subheadings in this Agreement are for convenience of reference only and should not affect the interpretation of this Agreement.

THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY APPLY THEIR SIGNATURES VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS AGREEMENT AND EXECUTE THIS AGREEMENT AS OF THE DATES SET FORTH BELOW.

JJ Gormally

John J. Gormally

Dated: October 5, 2018

Akers Biosciences Inc.

RCT III

By: Richard C. Tarbox III
Title: Chairman, Board of Directors

Dated: October 5, 2018

[EXHIBIT A]

October 3, 2018

Richard C. Tarbox III
Non-Executive Chairman
Board of Directors
Akers Bioscience, Inc.
201 Grove Road
Thorofare, New Jersey 08086

Re: <u>Resignation as an Officer and Director</u>

Dear Mr. Tarbox:

I hereby resign, effective immediately, due to health reasons, as Chief Executive Officer of Akers Biosciences, Inc. ("Akers"), as a director of Akers, and from all other offices or positions with Akers or any affiliates of Akers. I have resigned in good standing for health reasons and not as the result of a disagreement over company policy.

Sincerely,

____

John J. Gormally